UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 27, 2012

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation or organization)

0-25121	41-1597886
(Commission File No.)	(IRS Employer Identification No.)

9800 59th Avenue North, Minneapolis, Minnesota 55442
(Address of principal executive offices)    (Zip Code)

(763) 551-7000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2012, Select Comfort Corporation (the “Company”) announced that William R. McLaughlin, President and Chief Executive Officer and a member of the Board of Directors of the Company, will retire from the Company effective as of June 1, 2012.

The Company also announced that Shelly R. Ibach will succeed Mr. McLaughlin as President and Chief Executive Officer, effective June 1, 2012.  The Board also elected Ms. Ibach as a director, effective immediately, for an initial term expiring at the Company’s 2013 annual meeting of shareholders.  Ms. Ibach, age 52, has served as the Company’s Executive Vice President and Chief Operating Officer since June 2011.  From October 2008 to June 2011, she served as Executive Vice President, Sales & Merchandising.  Ms. Ibach joined the Company in April 2007 as Senior Vice President, U.S. Sales – Company Owned Channels.  Before joining the Company in 2007, Ms. Ibach held leadership positions within the Department Store Division of Target Corporation.  Ms. Ibach also served as Senior Vice President and General Merchandise Manager for both Macy’s and Marshall Field’s home divisions.  Other key positions included Vice President, Merchandise Manager, Director of Planning and Regional Director of Stores.

As President and Chief Executive Officer, effective as of June 1, 2012, Ms. Ibach will receive an annual base salary of $600,000 and her target annual cash incentive compensation will be 75% of salary.  The actual amount of the annual cash incentive compensation may vary between 0% and 250% of the targeted amount, depending on the Company’s performance versus net operating profit targets established by the Compensation Committee.

Ms. Ibach will also be entitled to receive long-term incentive compensation grants each year in amounts to be determined by the Compensation Committee based on market data from the Company’s peer group as well as both individual performance and Company performance.  For 2012, Ms. Ibach will receive long-term incentive grants with a target value of $900,000.  The ultimate value of these grants will depend on the performance of the Company and its stock price over time.

Ms. Ibach will remain eligible to participate in the Company’s Executive Severance Pay Plan.  Under this plan, upon termination of employment without cause, Ms. Ibach would be entitled to a base amount of severance pay equal to (a) two times the sum of (i) annual base salary and (ii) annual target bonus, plus (b) a pro rata target bonus for the year of termination.

Ms. Ibach will also be eligible to participate in similar employee benefit plans as the Company makes available to other senior executives, including reimbursement for tax and financial planning services in an amount up to $7,500 annually.

In recognition of Mr. McLaughlin’s leadership and contributions to the Company over more than 12 years, effective as of February 23, 2012 the Compensation Committee approved the modification of Mr. McLaughlin’s currently unvested stock options and restricted stock awards to provide for acceleration of vesting of these awards upon his retirement at any time.  In addition, the Compensation Committee approved the modification of stock options to purchase an aggregate of 562,500 shares at an exercise price of $24.65 per share originally granted in March of 2006, and an aggregate of

112,500 shares at an exercise price of $16.57 per share originally granted in February of 2004, to provide that these options may be exercised over a period of up to one year following retirement.  Outstanding performance restricted stock awards will continue to vest following retirement, subject to the applicable performance criteria.  As a result of these modifications to outstanding equity awards, the Company expects to incur incremental non-cash compensation expense in the amount of approximately $5.2 million in the first quarter of 2012.

The Compensation Committee also approved a pro rata payment to Mr. McLaughlin under the Company’s 2012 annual cash incentive plan, with the ultimate amount of such payment to be dependent upon the Company’s performance in 2012.  The Company will deduct from such payment any amount required to pay for continuing coverage for Mr. McLaughlin under the Company’s health and dental plans for up to 18 months.

A copy of the Company’s press release announcing the management succession plan described above is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1	Press release dated February 27, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT COMFORT CORPORATION
(Registrant)

Dated: February 27, 2012	By: /s/ Mark A. Kimball
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.                                Description

99.1	Press Release dated February 27, 2012